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                          Independent Auditors' Consent




To the Shareholders and Board of Directors of First Eagle SoGen Funds, Inc.:

We consent to the incorporation by reference, in each Prospectus issued by First Eagle SoGen Funds, Inc. (the "Prospectus") and its Statement of Additional Information, of our report dated Decemeber 19, 2000, on the statements of assets and liabilities for the First Eagle SoGen Global Fund, First Eagle SoGen Overseas Fund, First Eagle SoGen Gold Fund and First Eagle SoGen Money Fund (the "Funds"), including the schedules of investments, as of October 31, 2000 and the related statements of operations for the period from April 1, 2000 to October 31, 2000 and the year ended March 31, 2000, the statements of changes in net assets for the period from April 1, 2000 to October 31, 2000 and the two years ended March 31, 2000, and the financial highlights for the period from April 1, 2000 to October 31, 2000 and for each of the years in the five-year period ended March 31, 2000. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.




                                                                        KPMG LLP



New York, New York
February 23, 2001